The Board of Directors
                    New Century Financial Corporation:

                    We consent to incorporation by reference in the registration statement of Form S-8 of New Century Financial Corporation of our report dated March
                    7, 1997, except for note 4 to the consolidated financial statements, which is as of March 28, 1997, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1996 and the period from November 17, 1995 (inception) to December 31, 1995, which report appears in the registration statement on Form S-1 dated June 25, 1997 of New Century Financial Corporation.



                                        /s/ KPMG PEAT MARWICK LLP
                                            KPMG PEAT MARWICK LLP

Orange County, California
September 22, 1997